Exhibit 2.1
STOCK PURCHASE AGREEMENT
BY AND BETWEEN
THE RESOURCE GROUP INTERNATIONAL LIMITED
AND
INX INC.
dated
January 26, 2006

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 26, 2006 (the “Effective Date”), by and between The Resource Group International Limited, an exempt Bermuda corporation with offices at 1700 Pennsylvania Avenue NW, Suite 560, Washington, DC 20006 (“Acquiror”), and INX Inc., a Delaware corporation with offices at 6401 Southwest Freeway, Houston, Texas 77074 (“Seller”).
RECITALS
     A. Stratasoft, Inc., a Texas corporation (“Target”) having offices at 6401 Southwest Freeway, Houston, Texas 77074, is a wholly-owned subsidiary of Seller and has issued and outstanding 3,005,000 shares (the “Shares”), no par value per share, of its common stock.
     B. The Shares constitute all of the outstanding capital stock and voting securities of Target, and Seller owns of record and beneficially all of the Shares as its sole property.
     C. Acquiror wishes to purchase from Seller, and Seller wishes to sell to Acquiror, all of the Shares, upon the terms and subject to the conditions set forth herein.
     D. The Board of Directors of Seller has determined that it is in the best interests of Seller and Target and their respective shareholders that Seller sell the Shares to Acquiror.
     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and affirmed, the parties hereto hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF SHARES
     1.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, Acquiror agrees to purchase from Seller, and Seller agrees to sell, assign, transfer and deliver to Acquiror, all of the Shares, free and clear of all liens, pledges, claims, charges, restrictions or other encumbrances, for an aggregate purchase price of, Three Million Dollars ($3,000,000) (the “Initial Purchase Price”), subject to adjustment in accordance with Section 1.2 below (as so adjusted, the “Adjusted Purchase Price”), which shall be paid by Acquiror to Seller on the Closing Date as follows:
     (a) $800,000 of the Initial Purchase Price (the “Escrow Amount”) shall be placed in escrow by wire transfer of immediately available funds as provided in Section 1.6 below in order to assure the satisfaction of any obligations of Seller arising under Article VIII hereof; and
     (b) The remainder of the Adjusted Purchase Price after the payments set forth in subparagraph (a) above shall be paid by Acquiror to Seller by wire transfer of immediately available funds to the account (or accounts) designated by Seller in writing prior to the Closing.
     1.2 Purchase Price Adjustment.
     (a) The Initial Purchase Price shall be decreased by the amount that the Working Capital is less than $1.00 (the “Target Working Capital”) and shall be increased by the amount that the Working Capital is greater than the Target Working Capital. Such adjustment shall be preliminarily calculated at the Closing in accordance with Section 1.2(c) and finally determined in accordance with Section 1.2(d) through 1.2(h).
     (b) The Seller shall prepare and deliver to Acquiror prior to the Closing Date a statement in the form of Exhibit 1.2(b) which shall set forth the Seller’s good faith estimate of Target’s Working Capital and the Purchase Price, as adjusted pursuant to Section 1.2(a) (the “Closing Date Working Capital Statement”). The Closing Date Working Capital Statement shall contain all information reasonably necessary to determine the Working Capital, including appropriate supporting documentation, and shall be certified by an officer of the Seller (but without personal liability) to be true and correct to the knowledge of such officer and to have been prepared in accordance with this Section 1.2. The Purchase Price determined in accordance with Section 1.2(a) based upon the Working Capital set forth in the Closing Date Working Capital Statement shall be the “Preliminary Adjusted Purchase Price.”
     (c) No later than 60 days after the Closing Date, Acquiror will prepare and deliver to the Seller a statement in the form of Exhibit 1.2(c) setting forth Acquiror’s determination of Target’s Working Capital and the Final Purchase Price as determined pursuant to Section 1.2(a) (the “Post-Closing Working Capital Statement”). Current Assets and Current Liabilities set forth on the Post-Closing Working Capital Statement shall not include any category of assets or liabilities not included in the Closing Date Working Capital Statement, and shall not omit any category of assets or liabilities included in the Closing Date Working Capital Statement (even if the relevant amount is zero). The Post-Closing Working Capital Statement shall contain all information reasonably necessary to determine the Working Capital, including appropriate supporting documentation, and shall be certified by an officer of Acquiror (but without personal liability) to be true and correct to the knowledge of such officer and to have been prepared in accordance with Section 1.2. The Seller shall have the right to visit Target to verify and review such documentation and Target’s books and records upon providing reasonable notice to Acquiror. After Acquiror has delivered the Post-Closing Working Capital Statement to the Seller, Acquiror shall not be entitled to raise any additional issues or changes that would result in a decrease in the Working Capital of Target as of the Closing Date.
     (d) The Seller shall give written notice to Acquiror of any objection to the Post-Closing Working Capital Statement (the “Objection Notice”) within thirty (30) days after the Seller’s receipt thereof. The Objection Notice shall specify in reasonable detail the items in the Post-Closing Working Capital Statement to which the Seller objects and shall provide a summary of the Seller’s reasons for such objections. In the event the

Seller does not deliver an Objection Notice within such 30 day period, the Seller shall be deemed to have accepted for all purposes of this Agreement Acquiror’s Post-Closing Working Capital Statement. After the Seller has delivered its Objection Notice in accordance with this Section 1.2(d), it shall not be entitled to raise any additional objections that would result in an increase to the Working Capital of Target as of the Closing Date.
     (e) Acquiror and the Seller shall use good faith efforts to resolve any dispute involving any matter set forth in an Objection Notice. If the parties are unable to resolve any dispute involving any matter set forth in an Objection Notice within fifteen (15) Business Days after receipt by Acquiror of the relevant Objection Notice, such dispute shall be referred for decision to Ernst & Young or, if Ernst & Young is unwilling or unable to serve, another nationally recognized accounting firm reasonably acceptable to Acquiror and the Seller who is not engaged in providing services to the Seller or Acquiror or any of their respective Affiliates (the “Accounting Firm”) to decide the dispute within 30 days of such referral. The decision by the Accounting Firm with respect to such dispute shall be final and binding on the Seller and Acquiror and shall be based upon a review of any relevant books and records or other documents requested by the Accounting Firm. The cost of retaining the Accounting Firm with respect to resolving disputes as to the Objection Notice shall be borne by the Seller and Acquiror equally.
     (f) For purposes hereof, the “Final Purchase Price” shall be (i) if the Seller has not delivered an Objection Notice to Acquiror in accordance with Section 1.2(d), the Purchase Price as determined based upon the determination of Target’s Working Capital set forth in the Post-Closing Working Capital Statement or (ii) if the Seller has delivered an Objection Notice to Acquiror in accordance with Section 1.2(d), the Purchase Price as agreed by Acquiror and the Seller or as determined by the Accounting Firm, as applicable, pursuant to Section 1.2(e).
     (g) If the Preliminary Purchase Price is greater than the Final Purchase Price, the Seller shall, within five (5) Business Days after the date on which the Final Purchase Price is determined in accordance with Section 1.2(f), pay to Acquiror, by wire transfer of immediately available funds pursuant to wire transfer instructions, which instructions have been delivered by Acquiror to the Seller, the difference between the Preliminary Purchase Price minus the Final Purchase Price, together with interest on such amount at 4% per annum from the Closing Date to the date of payment.
     (h) If the Preliminary Purchase Price is less than the Final Purchase Price, Acquiror shall, within five (5) Business Days after the date on which the Final Purchase Price is determined in accordance with Section 1.2(f), pay to the Seller by wire transfer of immediately available funds pursuant to wire transfer instructions, which instructions have been delivered by the Seller to Acquiror at least two (2) Business Days prior, an amount equal to the Final Purchase Price minus the Preliminary Purchase Price, together with interest on such amount at 4% per annum from the Closing Date to the date of Payment.

     1.3 Earnout Consideration; Sale Consideration. As further consideration for the Shares, Seller shall be entitled to receive the following amounts upon the occurrence of the events specified below:
          (a) If Target achieves $10,000,000 or more in gross operating revenue (net of sales returns and allowances) during any 12 consecutive month period ending on or prior to the earlier of (i) the second anniversary of the Closing Date or (ii) the closing of a Sale Transaction (as defined below), Acquiror shall cause Target to promptly (but in no event later than 30 days following such achievement date) issue and deliver to Seller the number of shares of Target common stock representing 10% of its then outstanding capital stock on a fully diluted basis (the “Earnout Consideration”); provided that Seller has executed and delivered to Acquiror and Target customary investment representations and warranties as reasonably deemed necessary or advisable by Acquiror and Target to enable Target to issued the shares comprising the Earnout Consideration to Seller in a private placement pursuant to an exemption from registration under the Securities Act of 1933, as amended. In the event that there is a Sale Transaction after such achievement date but prior to the issuance of the Earnout Consideration, Target (or its assignee or successor in interest) shall issue and/or pay to Seller (in addition to any consideration payable to Seller pursuant to Section 1.3(b) below), as a condition to entering into such Sale Transaction, an amount (payable on a per share basis in the same proportion as the equity and/or cash consideration received by the stockholders of Target in the Sale Transaction) equal to the value such Earnout Consideration would have been entitled to under the terms of such Sale Transaction had such Earnout Consideration been issued to Seller immediately prior to consummation of such Sale Transaction.
          (b) If Acquiror consummates a Sale Transaction (as defined below) on or prior to the second anniversary of the Closing Date, Acquiror shall, subject to Section 1.3(c) below, promptly transfer, pay and deliver to Seller an amount, in the same proportions and form(s) of consideration as received by Acquiror in the Sale Transaction, equal to 10% of the amount by which the aggregate equity proceeds received by Acquiror in the Sale Transaction exceed $15,000,000 (such amount, the “Sale Consideration”). For purposes of this Agreement, “Sale Transaction” means (1) a sale of all or substantially all of Target’s assets, or (2) any merger, consolidation or other business combination transaction of Target with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Target outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Target (or the surviving entity) outstanding immediately after such transaction, or (3) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of Target; provided, however, that any of the transactions described in the foregoing clauses (1) through (3) shall not constitute a Sale Transaction if the buyer or surviving entity of such transaction is a majority-owned subsidiary of Acquiror.
          (c) As a condition to Seller’s right to receive the Sale Consideration, Seller shall join on a pro rata basis (based on the aggregate proceeds of the Sale Transaction), severally and not jointly, in any indemnification or other obligations of the selling stockholders that are specified in the definitive agreements governing the Sale Transaction; provided, that such obligations shall not in any event exceed the Sale Consideration.
          (d) Within thirty business days of the end of each calendar quarter, Target shall deliver to Seller its unaudited financial statements for the immediately preceding fiscal quarter. Target’s obligation to deliver such financial statements to Seller shall cease upon the earlier of (i) the second anniversary of the Closing Date and (ii) the closing of a Sale Transaction. Target also hereby agrees that at least five days prior to consummating any Sale Transaction Target shall deliver to Seller a written notice of such Sale Transaction, including a description of the material terms and conditions of such Sale Transaction.
     1.4 Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Seller at 6401 Southwest Freeway, Houston, Texas 77074 at 10:00 a.m. Central Standard Time on the date hereof, the “Closing Date”) or at such other location as the parties hereto agree.
     1.5 Deliveries at the Closing. At the Closing, the Seller and Acquiror shall take such actions and execute and deliver such agreements and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including, without limitation, the following:
     (a) Seller shall deliver to Acquiror the certificate(s) representing all of the Shares, duly endorsed in blank for transfer or accompanied by stock powers in proper form duly endorsed in blank;
     (b) Acquiror shall pay to Seller the Preliminary Adjusted Purchase Price net of the Escrow Amount;
     (c) Each of Acquiror, Seller and the Escrow Agent shall execute and deliver the Escrow Agreement; and
     (d) Acquiror shall deliver the Escrow Amount to the Escrow Agent.
     1.6 Escrow. Notwithstanding any investigation of the business of Target made by or on behalf of Acquiror and in order to assure further satisfaction of any obligations of the Seller arising under Article VI hereof, the Escrow Amount shall be delivered by Acquiror directly to Amegy Bank N.A. (the “Escrow Agent”), for deposit in accordance with the terms of the Escrow Agreement to be entered into by and among Acquiror, Seller and the Escrow Agent substantially in the form attached hereto as Exhibit 1.6 (the “Escrow Agreement”).
     1.7 No Further Ownership Rights in Shares. All cash paid in respect of the surrender for exchange of the Shares in accordance with the terms of this Agreement shall be deemed to be full satisfaction of the Seller’s rights pertaining to such Shares.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF SELLER
     Except as set forth on the Disclosure Schedule attached to this Agreement as Schedule A (the “Disclosure Schedule”), the Seller represents and warrants to Acquiror as of the date hereof as follows:
     2.1 Organization, Standing and Power. Target is a corporation duly organized and validly existing under the laws of the State of Texas. Each of the Subsidiaries of Target, as set forth in Schedule 2.1 of the Disclosure Schedule, is a corporation duly organized and validly existing under the laws of its jurisdiction of organization. Target and each of its Subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Target. Seller has delivered to Acquiror a true and correct copy of Target’s and each of its Subsidiaries’ Articles of Incorporation and Bylaws or other comparable governing documents, as amended to date. Neither Target nor any of its Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws (or other comparable governing documents).
     2.2 Authority; No Violations and No Consents.
     (a) Seller has all requisite corporate power and authority to enter into this Agreement and each of the other agreements contemplated hereby (the “Ancillary Agreements”) to which Seller is a party and to consummate the transactions contemplated hereby and thereby (including, without limitation, the sale of the equity interests in Target to Acquiror). The execution and delivery of this Agreement and the Ancillary Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller and Target.
     (b) Seller owns, beneficially and of record all of the Shares.
     (c) This Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms. The execution and delivery of this Agreement and each of the Ancillary Agreements to which it is a party by Seller does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of Target’s or any of its Subsidiaries’ Articles of Incorporation or Bylaws (or other comparable governing documents) or (ii) solely with respect to Target and its Subsidiaries, any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target, any of its Subsidiaries or any of its or their respective properties or assets.
     (d) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Target, any of Target’s Subsidiaries or Seller or in connection with the execution and delivery of this Agreement or any other Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay, any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.
     2.3 Capitalization; Subsidiaries; Title to the Shares.
     (a) The authorized capital stock of Target consists of 5,000,000 shares of common stock, no par value per share. The issued and outstanding capital stock of Target consists solely of the Shares. All outstanding shares of capital stock of Target are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any liens or encumbrances and are not subject to preemptive rights or rights of first refusal. All outstanding shares of capital stock and other securities of Target were issued in compliance with all applicable laws. Each of Target’s Subsidiaries is wholly owned by Target.
     (b) There are no options, warrants, calls, rights, commitments or agreements of any character (i) obligating Target to issue, deliver, sell, repurchase or redeem any shares of capital stock or any other securities of Target or any of its Subsidiaries; or (ii) obligating Target or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement; or (iii) obligating Seller or its assigns to cause Target or any of its Subsidiaries to do, cause or permit any of the acts described in the preceding subclauses (i) and (ii). Except for this Agreement, there are no contracts, commitments or agreements of any nature relating to voting, purchase or sale of any of Target’s or its Subsidiaries’ capital stock, including, without limitation, any commitments to issue voting securities, and no agreements to participate in any income of Target.
     (c) The sale and delivery of the Shares as contemplated by this Agreement are not subject to any preemptive right, right of first refusal or other right or restriction, except for restrictions pursuant to federal securities laws and state “Blue Sky” laws. Upon delivery of the certificate(s) representing the Shares in accordance with this Agreement, Acquiror will acquire good and marketable title to the Shares, free and clear of any lien, pledge, claim, charge, restriction or other encumbrance and with no title defects, and will be entitled to all the rights of a holder of such Shares.
     2.4 Financial Statements. Target has delivered to Acquiror its consolidated unaudited financial statements for the past three fiscal years (collectively, the “Financial Statements”).

Except that (i) the balance sheet represents pro forma presentation due to the elimination of the inter-company note from Seller and (ii) the unaudited financial statements do not have notes thereto, the Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present the consolidated financial condition and operating results of Target and its consolidated Subsidiaries as of the dates, and for the periods, indicated therein, subject to normal and recurring year-end audit adjustments.
     2.5 Absence of Undisclosed Liabilities. Neither Target nor any of its Subsidiaries has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet included in the latest audited Financial Statements (the “Target Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Target Balance Sheet Date (defined below) and consistent with past practice and (iv) those incurred in connection with the execution of this Agreement.
     2.6 Accounts Receivable. All Accounts Receivable shown on the Target Balance Sheet (net of reserves indicated on the Target Balance Sheet) or thereafter acquired until the date hereof (net of reserves accrued in the normal course of business and consistent with past practice) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practices. The net values at which the Accounts Receivable are carried as a whole reflect the accounts receivable valuation policies of Target, which are consistent with its past practice and in accordance with GAAP applied on a consistent basis. To the Seller’s knowledge, none of the Accounts Receivable is subject to any claim of offset, recoupment, set off, or counterclaim (other than as implied under applicable law or such claims for which Seller has accrued reserves in the normal course of business and consistent with past practice), and there are not facts or circumstances (whether asserted or unasserted) that would give rise to any such claim (other than as implied under applicable law or such claims for which Seller has accrued reserves in the normal course of business and consistent with past practice). No person or entity has any lien, charge, pledge, security interest, or other encumbrance on any such Accounts Receivable, and no agreement for deduction or discount has been made with respect to any of such Accounts Receivable.
     2.7 Absence of Certain Changes. Except as set forth on Schedule 2.7 of the Disclosure Schedule, since the date of the latest unaudited Financial Statements (the “Target Balance Sheet Date”), Target and each of its Subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect on Target; (ii) any acquisition, sale or transfer of any material asset of Target or any of its Subsidiaries; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) or any revaluation of any of Target’s or its Subsidiaries assets; (iv) any declaration, setting aside or payment of a dividend or other distribution with respect to any shares of Target or any of its Subsidiaries, or any direct or indirect redemption, purchase or other acquisition by Target or any of its Subsidiaries of any of its capital stock; (v) any material contract entered into by Target or any of its Subsidiaries or any material amendment or termination of, or default under, any material contract to which Target or any of its Subsidiaries is a party or by which it, they or any of its or their respective properties is bound; (vi) any amendment or change to the Articles of Incorporation or Bylaws (or other comparable governing documents) of Target or any of its Subsidiaries; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Target or any of its Subsidiaries to its or their respective directors or employees; (viii) labor trouble or claim or wrongful discharge or other unlawful labor practice or action; (ix) commencement or notice or, to the Seller’s knowledge, threat of commencement of any lawsuit or proceeding against Target or any of its Subsidiaries; (x) notice to the Seller, Target or any of Target’s Subsidiaries of any claim of ownership by a third party of Target’s Intellectual Property or of infringement by Target or any of its Subsidiaries of any third party’s Intellectual Property rights; or (xi) any negotiation or agreement by Target or any of its Subsidiaries to do, cause or permit any of the things described in the preceding clauses (i) through (x) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).
     2.8 Title to Property. Target and each of its Subsidiaries has good and marketable title to all of its respective properties, interests in properties and assets, real and personal, tangible and intangible, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or, with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Target Balance Sheet and (iv) liens set forth on Schedule 2.8 of the Disclosure Schedule. The plants, property and equipment of Target and each of its Subsidiaries that are used in the operation of their respective businesses are in good operating condition and repair, ordinary wear and tear excepted. All properties used in the operations of Target and its Subsidiaries are reflected in the Target Balance Sheet to the extent GAAP requires the same to be reflected. Schedule 2.8 of the Disclosure Schedule sets forth a true, correct and complete list of all real property owned or leased by Target or any of its Subsidiaries, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and other fees payable under such lease. Such leases are in good standing, are valid and effective in accordance with their respective terms, and there is not under any such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by Target or its Subsidiaries (as applicable) or, to the Seller’s knowledge, the other parties thereto.
     2.9 Intellectual Property.
     (a) Target or one of its Subsidiaries is the sole owner of, and of all rights of any nature with respect to the software products set forth on Schedule 2.9(a) of the Disclosure Schedule (including, without limitation, any and all translations or derivatives thereof, the “Software Product”), and is the sole owner of or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material (all of the foregoing, collectively, “Intellectual Property”) that are used or proposed to be used in the business of Target and its Subsidiaries as currently conducted or as proposed to be conducted by Target and its Subsidiaries. Without limiting the foregoing and except as set forth on Schedule 2.9(a) of the Disclosure Schedule, neither Target nor any of its Subsidiaries has (i) licensed any of its Intellectual Property in source code form to any third party or (ii) entered into any exclusive agreements relating to its Intellectual Property with any party.
     (b) Schedule 2.9(b) of the Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been acquired, issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements to which Target is a party and pursuant to which any person is authorized to use any Intellectual Property and (iii) all licenses, sublicenses and other agreements as to which Target is a party and pursuant to which Target or any of its Subsidiaries is authorized to use any third party patents, trademarks, tradenames, service marks or copyrights, including software (“Third Party Intellectual Property Rights”) which are incorporated in, are, or form a part of any product or service of Target or any of its Subsidiaries.
     (c) Except as set forth on Schedule 2.9(c) of the Disclosure Schedule, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Target or its Subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through Target or its Subsidiaries by any third party, including any employee or former employee of Target or its Subsidiaries. Neither Target nor any of its Subsidiaries has entered into any agreement to indemnify any person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders, contracts, consulting agreements and licenses arising in the ordinary course of business, copies of which have been provided to Acquiror.
     (d) Neither Target nor any of its Subsidiaries shall be, as a result of the execution and delivery of this Agreement or any of the Ancillary Agreements by Seller, or the performance of Seller’s obligations hereunder or thereunder, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.
     (e) All patents, registered trademarks, service marks and copyrights held by Target or any of its Subsidiaries are valid and subsisting. Neither Target nor any of its Subsidiaries (i) has been sued or named in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark or copyright or violation of any trade secret or other proprietary right of any third party, (ii) has knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party or (iii) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.
     (f) Target and each of its Subsidiaries has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of any and all the rights to such contributions that Target does not already own by operation of law.
     (g) Target and each of its Subsidiaries has taken all necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright (“Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by Target or any of its Subsidiaries by or to a third party has been pursuant to the terms of a written agreement between Target or its Subsidiaries, on the one hand, and such third party, on the other hand. All use, disclosure or appropriation of Confidential Information not owned by Target or its Subsidiaries has been pursuant to the terms of a written agreement between Target or the applicable Subsidiary, on the one hand, and the owner of such Confidential Information, on the other hand, or is otherwise lawful.
     2.10 Interested Party Transactions. Except as set forth on Schedule 2.10 of the Disclosure Schedule, neither Target nor any of its Subsidiaries is indebted to any director, officer, employee or agent of Target or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses, in each case in the ordinary course of business consistent with past practice), and no such person is indebted to Target or any of its Subsidiaries.
     2.11 Taxes. Target and each of its Subsidiaries has properly completed and timely filed all Tax Returns required to be filed by Target or such Subsidiaries and has paid all Taxes shown thereon to be due. Target and each of its Subsidiaries has provided adequate accruals in accordance with GAAP in its Financial Statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. There is (i) no material claim for Taxes that is a lien against the property of Target or any of its Subsidiaries or is being asserted against Target or any of its Subsidiaries other than liens for current Taxes not yet due and payable and (ii) no audit of any Tax Return of Target or any of its Subsidiaries being conducted by a Tax Authority. Neither Target nor any of its Subsidiaries is a party to any tax sharing or tax allocation agreement nor does Target or any of its Subsidiaries owe any amount under any such agreement. Target and each of its Subsidiaries is in full compliance with all terms and conditions of any Tax exemptions or other Tax-sparing agreement or order of any foreign government and the consummation of the transactions contemplated hereby and by the Ancillary Agreements will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sparing agreement or order. Target and each of its Subsidiaries has in its possession receipts for all Taxes paid to Tax Authorities.

     2.12 Employment Matters.
     (a) Schedule 2.12 of the Disclosure Schedule lists all the employees of Target and each of its Subsidiaries and, with respect to each, his/her date of hire, position, duties, salary and all major employment benefits. No salary, pension or other major employment benefits have been granted to any such person on terms or conditions which are more favorable than those indicated in Schedule 2.12 of the Disclosure Schedule. Neither Target nor any of its Subsidiaries has any employee benefit plans, programs, policies or agreements, including but not limited to any pension plans, multiemployer plans or 401(k) plans.
     (b) No payments have been made or authorized by Target or any of its Subsidiaries to their respective employees, officers or directors not dealing at arm’s length. Neither Target nor any of its Subsidiaries has entered into any agreement, undertaking or commitment with any of the foregoing which is not made in the ordinary course of business, which is not consistent with past practice or which is not normal and usual in the trade.
     (c) Target and each of its Subsidiaries is in compliance with all laws, regulations, agreements and other commitments of Target or such Subsidiary, as applicable, with respect to employment practice terms and conditions of employment. Neither Target nor any of its Subsidiaries is liable for any damages to any employee, officer or director of Target or such Subsidiary resulting from the violation of any applicable employment law or agreement.
     (d) Except as set forth on Schedule 2.12(d) of the Disclosure Schedule, there are no outstanding, pending or, to the knowledge of Target, threatened: (i) claims, disputes or other controversies between Target or any of its Subsidiaries and any of their respective employees, officers and directors or (ii) unfair labor practice complaints or other complaint or grievances against Target or any of its Subsidiaries by such persons.
     2.13 Certain Agreements Affected by the Purchase. Except as set forth on Schedule 2.13 of the Disclosure Schedule, neither the execution and delivery of this Agreement and the other Ancillary Agreements by Seller nor the consummation of the transactions contemplated hereby and thereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Target or any of its Subsidiaries, (ii) materially increase any benefits otherwise payable by Target or any of its Subsidiaries or (iii) result in the acceleration of the time of payment or vesting of any such benefits. No payment or benefit which will or may be made by Target or any of its Subsidiaries to any employee will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended.
     2.14 Insurance. Target and its Subsidiaries have the policies of insurance and bonds listed on Schedule 2.14 of the Disclosure Schedule. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and Target and each of its Subsidiaries, as applicable, is otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.
     2.15 Litigation. Except as set forth on Schedule 2.15 of the Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of the Seller, threatened against Target or any of its Subsidiaries (whether instituted by or on behalf of any customer, employee, vendor, reseller of Target or any of its Subsidiaries or any other Person), or any of their respective properties or their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Target, and of its Subsidiaries or any of their respective properties or directors or officers (in their capacities as such) or any of Target’s or its Subsidiaries’ customers, that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement or any Ancillary Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. Schedule 2.15 of the Disclosure Schedule lists and describes in reasonable detail all litigation, proceedings and investigations that Target or any of its Subsidiaries has instituted or that are pending against or with respect to any other person or entity.
     2.16 Material Contracts. Except for the material contracts identified and described in Schedule 2.16 of the Disclosure Schedule (collectively, the “Material Contracts”), neither Target nor any of its Subsidiaries is a party to or bound by any material contract, including, without limitation:
     (a) any agreement presently in effect relating to the sale of any securities, assets or business, by merger or otherwise;
     (b) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;
     (c) any contract with any person with whom Target does not deal at arm’s length;
     (d) any contract limiting the freedom of Target to engage in any line of business or to compete with any other Person or any confidentiality, secrecy or non-disclosure contract;
     (e) any distributor, sales, advertising, agency or publishing contract;
     (f) any contract that expires, or may be renewed at the option of any person other than Target so as to expire, more than one year after the date of this Agreement;

     (g) any continuing contract for the purchase of materials, supplies, equipment or services involving, in the case of any such contract, more than $50,000 over the life of the contract;
     (h) any contract for capital expenditures in excess of $50,000 in the aggregate;
     (i) any contract pursuant to which Target is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;
     (j) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person or entity;
     (k) any agreement to pay, discharge, settle or otherwise satisfy in an amount in the excess of $50,000 in any one case or $100,000 in the aggregate, any claim asserted or threatened against Target;
     (l) any amendment, modification, or supplement to any of the foregoing; or
     (m) any agreement to do, cause or permit any of the foregoing.
     2.17 No Breach of Material Contracts. Target and each of its Subsidiaries has performed all of the obligations required to be performed by it, and is entitled to all benefits, under each of the Material Contracts and, to the best knowledge of Target, neither Target nor any of its Subsidiaries is alleged to be in default under or in respect of any Material Contract. Each of the Material Contracts is in full force and effect and has not been amended (except as indicated on Schedule 2.16), and there exists no material default or event of default or event, occurrence, condition or act, with respect to Target or any of its Subsidiaries or, to the best knowledge of Target, with respect to any other party thereto, which, with the giving of notice, the lapse of the time or both, or the happening of any other event or condition, would become a material default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to Acquiror.
     2.18 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target, any of its Subsidiaries or any of their respective properties or assets which has or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of Target and its Subsidiaries, any acquisition of property by Target or any of its Subsidiaries or the conduct of any business by Target or any of its Subsidiaries as currently conducted or as proposed to be conducted by Target and its Subsidiaries. Except as set forth on Schedule 2.18, neither Target nor any of its Subsidiaries has entered into any agreement under which Target or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.
     2.19 Governmental Authorizations. Target and each of its Subsidiaries has obtained each governmental consent, license, permit, grant, or other authorization of any Governmental Entity that is required for the operation of the business of Target and its Subsidiaries or the holding of any interest in any of their respective assets (the “Target Authorizations”). All of such Target Authorizations are in full force and effect.
     2.20 Compliance with Laws. Target and each of its Subsidiaries has complied with all statutes, laws, and ordinances and all rules and regulations of all Governmental Entities, and is not in violation of and has not received any notice of violation with respect to any statute, law or ordinance or any rule or regulation of any Governmental Entity, with respect to the conduct of its business, or the ownership or operation of its business or use of its assets, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Target.
     2.21 Minute Books. The minute books of Target made available to Acquiror contain a complete and accurate summary of all meetings of the board of directors and the shareholders of Target and all actions by written consent of the board of directors and the shareholders of Target since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes or consents accurately in all material respects.
     2.22 Brokers’ and Finders’ Fees. Except as set forth on Schedule 2.22 of the Disclosure Schedule, neither Target nor any of its Subsidiaries has incurred, nor will Target or any of its Subsidiaries (or Acquiror) incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.
     2.23 Environmental Matters.
     (a) Hazardous Material. Except as would not be reasonably likely to result in a Material Adverse Effect on Target, Seller is not aware of any underground storage tanks or any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, toxic mold, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”), that are present, as a result of the actions of Target or any Affiliate of Target, on any of the properties owned or leased by Target as of the date hereof, including the land and the improvements, ground water and surface water thereof.
     (b) Hazardous Materials Activities. To the Seller’s knowledge, neither Target nor any of its Affiliates has transported, stored, used, manufactured, disposed of, released, removed or exposed its employees or others to Hazardous Materials or manufactured any product containing a hazardous Material in violation of any applicable law.
     2.24 Representations Complete.None of the representations or warranties made by Seller herein, in any Ancillary Agreement or in any schedule hereto, or any certificate or other document furnished by Seller pursuant to this Agreement, contains or will contain, at the date hereof or at the Closing Date, any untrue statement of a material fact, or omits or will omit, at the date hereof or at the Closing Date, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR
     Acquiror represent and warrant to Seller as follows:
     3.1 Organization, Standing and Power. Acquiror is a corporation duly organized and validly existing under the laws of its jurisdiction of organization. Acquiror has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on Acquiror. Acquiror is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.
     3.2 Authority; No Violations and No Consents.
     (a) Acquiror has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreement to which Acquiror is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Acquiror is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Acquiror.
     (b) This Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by Acquiror and constitute the legal, valid and binding obligations of Acquiror, enforceable against it in accordance with their respective terms. The execution and delivery of this Agreement and each of the Ancillary Agreements to which it is a party by Acquiror does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of its Certificate of Incorporation or Bylaws or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its properties or assets.
     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror or in connection with the execution and delivery of this Agreement or any other Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a material adverse effect on Acquiror and would not prevent, or materially alter or delay, any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.
     3.3 Purchase Entirely for Own Account. Acquiror understands that a purchase of the Shares involves substantial risks. Acquiror is experienced in evaluating and participating in private placement transactions of securities of companies in a similar stage of development to that of Target and acknowledges that Acquiror is able to fend for itself. Acquiror has such knowledge and experience in financial and business matters that Acquiror is capable of evaluating the merits and risks of the purchase of the Shares. Acquiror can bear the economic risk of Acquiror’s purchase of the Shares and is able, without impairing Acquiror’s financial condition, to hold the Shares for an indefinite period of time.
     3.4 Brokers’ and Finders’ Fees. Acquiror has not incurred, nor will Acquiror incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.
     3.5 Investment Experience; Economic Risk. This Agreement is made with Acquiror in reliance upon Acquiror’s representation to Seller, which by Acquiror’s execution of this Agreement Acquiror hereby confirms, that the Shares will be acquired for Acquiror’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Acquiror has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Acquiror further represents that Acquiror does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares. Acquiror will not sell or otherwise dispose of the Shares (whether pursuant to a liquidating dividend or otherwise) without registration under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption therefrom, and the certificate or certificates representing the Shares may contain a legend to the foregoing effect. Acquiror understands that it may not sell or otherwise dispose of the Shares in the absence of either a registration statement under the Securities Act or an exemption from the registration provisions of the Securities Act.
     3.6 Disclosure of Information. Seller has made available all information requested by Acquiror and Acquiror has received all the information Acquiror considers necessary or appropriate for deciding whether to purchase the Shares. Acquiror has had an opportunity to ask questions and receive answers from Seller regarding the terms and conditions of the sale of the Shares and the Target’s business, financial condition, properties and prospects and to obtain additional information (to the extent Seller or Target possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Acquiror or to which Acquiror had access.
     3.7 No Other Representations. Acquiror is not relying on Seller or the references to any legal or other opinion in the materials reviewed by Acquiror with respect to the tax considerations of Acquiror relating to its purchase of the Shares. Acquiror has relied solely on the representations, warranties, covenants and agreements contained in this Agreement and the

Ancillary Agreements (including the Exhibits and Schedules thereto), or its independent investigation in making its decision to acquire the Shares.
     3.8 Tax Liability. Acquiror has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Acquiror relies solely on such advisors and not on any statements or representations of Seller, Seller’s counsel, or any of Seller’s agents. Acquiror understands that it (and not Seller) shall be responsible for its own tax liability that may arise as a result of the purchase of the Shares or the transactions contemplated by this Agreement.
ARTICLE IV
ADDITIONAL AGREEMENTS
     4.1 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Seller shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and Acquiror shall not issue any such press release or make any such statement or disclosure without the prior approval of Seller (which approval shall not be unreasonably withheld or delayed), except as may be required by law.
     4.2 Consents; Cooperation. Acquiror and Seller shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the transactions contemplated hereby and shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the transactions contemplated hereby for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with the foregoing. Acquiror and Seller shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable law or agreement, each of parties hereto shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Acquisition or any such other transactions, unless by mutual agreement the parties hereto decide that litigation is not in their respective best interests. The parties hereto shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of all applicable waiting or notice periods under any and all applicable laws with respect to such transactions as promptly as possible after the execution of this Agreement.

     4.3 Best Efforts and Further Assurances. Each of the parties to this Agreement shall use such party’s best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.
     4.4 Legal Requirements. Each of the parties hereto will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.
     4.5 Employees. Acquiror shall have no obligation to make any offer of employment to or otherwise engage or continue to employ any person employed by Target.
ARTICLE V
CONDITIONS PRECEDENT
     5.1 Conditions to Obligations of Each Party. The respective obligations of each party to this Agreement to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto (to the extent permitted by law):
     (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the sale of the Shares hereunder shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the sale of the Shares hereunder, which makes the consummation of the sale of the Shares hereunder illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted;

     (b) Governmental Approval. Acquiror and Seller shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or required in connection with the transactions contemplated hereby.
     5.2 Additional Conditions to Obligations of Seller and Target. The obligations of Seller to consummate and effect the transactions contemplated hereby shall be subject to the Acquiror having fully performed and complied in all material respects with all covenants, obligations and conditions set forth in this Agreement and required to be performed or complied with by it at or prior to the Closing.
     5.3 Additional Conditions to the Obligations of Acquiror. The obligations of Acquiror to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Acquiror:
     (a) Representations, Warranties and Covenants. (i) The representations and warranties of Seller in this Agreement shall be true and correct in all material respects (except that those representations and warranties that are qualified by their terms as to materiality shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such time and (ii) Seller shall have performed and complied in all material respects with all covenants, obligations and conditions set forth in this Agreement and required to be performed or complied with by it at or prior to the Closing;
     (b) No Proceedings. No proceeding shall have been brought before any administrative agency or commission, court or competent jurisdiction or other governmental authority or instrumentality, domestic or foreign, seeking to limit or restrict (i) the conduct or operation of the business of Target or (ii) the use of its Intellectual Property;
     (c) Third Party Consents. Acquiror shall have been furnished with evidence of the consent or approval of those persons whose consent or approval, if any, shall be necessary for the consummation of or required in connection with the transactions contemplated hereby; and
     (d) Resignation of Directors. The directors of Target in office immediately prior to the Closing shall have tendered their resignations as directors of Target effective as of or prior to the Closing Date.

ARTICLE VI
INDEMNIFICATION
     6.1 Survival of Representations and Warranties. The Seller’s representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate on the second anniversary of the Closing Date (the “Escrow Termination Date”); provided, however, that (i) the representations and warranties relating to capitalization and title to the Shares set forth in Section 2.3 shall survive the date hereof and continue until the seventh anniversary of the Closing Date; (ii) the representations and warranties relating to Intellectual Property set forth in Section 2.9 shall survive the date hereof and continue until the third anniversary of the Closing Date; (iii) the representations, warranties and covenants relating or pertaining to any Tax set forth in Section 2.11 hereof shall survive until the expiration of all applicable statutes of limitations, or extensions thereof, governing such Tax; and (iv) if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the Escrow Termination Date, the representations and warranties on which such claims are based shall continue in effect solely with respect to such claims until final resolution of such claims.
     6.2 Indemnification by Seller.
     (a) Subject to the limitations set forth in Section 6.1 above and Section 6.2(b) below, Seller shall indemnify, defend and hold harmless Acquiror, and its employees, officers, directors and shareholders and Affiliates (including Target after the Closing Date) (hereinafter referred to individually as an “Acquiror Indemnified Person” and collectively as “Acquiror Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, expenses (including, without limitation, reasonable legal fees and expenses of investigation and defense), claims, demands, actions, judgments and causes of action (hereinafter individually, a “Loss” and collectively “Losses”) resulting, directly or indirectly, from or in connection with (i) any misrepresentation, or falsity, breach or inaccuracy, or default of or in connection with any of the representations, warranties, covenants and agreements given or made by Seller in this Agreement, the Ancillary Agreements or any instrument delivered by Seller pursuant hereto or thereto, (ii) without limiting the generality of the preceding clause (i), any Losses incurred by Target in connection with any of the pending claims set forth in Schedule 8.2(a) of the Disclosure Schedule (which schedule shall include or cross-reference the claims and disputes set forth on Schedule 2.12(d) and Schedule 2.15 of the Disclosure Schedule) (the “Pending Claims”), (iii) any Losses incurred by Target after the Closing Date but prior to the Escrow Termination Date arising solely as the direct result of any intentional or grossly negligent act or omission by Seller or Target that occurred prior to the Closing Date, or (iv) any claims for broker’s or finder’s fees arising out of the transactions contemplated hereby.
     (b) Limitation on Liability. The maximum liability of Seller under this Section 6.2 (including with respect to Pending Claims) shall be limited to $1,400,000 (inclusive of the Escrow Amount); provided, however, that nothing herein shall limit the liability of Seller to the extent a claim is based, in whole or in part, on fraud or intentional misrepresentation by the Seller (a “Fraud Claim”). Notwithstanding the foregoing, Seller shall not be obligated to indemnify the Acquiror Indemnified Persons pursuant to this Section 6.2 unless and until the amount of all Losses incurred by the Acquiror Indemnified Persons, taken as a group, exceeds $50,000 in the aggregate, in which event Seller shall indemnify the Acquiror Indemnified Persons for all Losses incurred by them in the aggregate from the first dollar of Losses; provided, however, that the limitation set forth in this sentence shall not apply to any Losses arising from a breach of Section 7.2 hereof regarding the payment of all Transaction Expenses incurred by the Seller or Target in connection with the transactions contemplated hereby. Seller shall not have any right of contribution from Target with respect to any Loss claimed by any Acquiror Indemnified Person.
     (c) Indemnification Procedure. Upon receipt by Seller of a certificate signed by any officer of Acquiror (an “Officer’s Certificate”): (i) stating that Acquiror has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the inaccuracy or breach of warranty or covenant to which such item is related, Seller shall have thirty (30) days to object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to Acquiror prior to the expiration of such thirty (30) day period.
     (d) Resolution of Conflicts; Arbitration.
                    (i) In the event that Seller shall object in writing to any claim or claims made in any Officer’s Certificate within thirty (30) days after delivery of such Officer’s Certificate, the parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.
                    (ii) If no such agreement can be reached after good faith negotiation, either party may demand arbitration of the matter unless the amount of Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to both parties. In the event that within thirty (30) days after submission of any dispute to arbitration, the parties cannot mutually agree on one arbitrator, Seller and Acquiror shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Notwithstanding anything in this Section 6.2(d) to the contrary, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments from the Escrow Fund in accordance therewith.
                    (iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in either Washington, DC or Houston, Texas, under the rules then in effect of the American Arbitration Association for commercial disputes. For purposes of this Section 6.2(d), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, Acquiror shall be deemed to be the nonprevailing party in the event that the arbitrators award less than the sum of one-half of the disputed amount plus any amounts not in dispute. The nonprevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the other party to the arbitration.
     (e) Third-Party Claims.
                    (i) If any third party shall notify Acquiror with respect to any matter (hereinafter referred to as a “Third Party Claim”), which may result in Losses, then Acquiror shall give prompt notice to Seller (and in any event within thirty (30) days) of Acquiror becoming aware of any such Third Party Claim or of facts upon which any such Third Party Claim will be based setting forth such material information with respect to the Third Party Claim as is reasonably available to Acquiror; provided, however, that no delay or failure on the part of Acquiror in notifying Seller shall relieve Seller from any obligation hereunder unless Seller is thereby materially prejudiced (and then solely to the extent of such prejudice). The Seller shall not be liable for any attorneys fees or expenses incurred by any Acquiror Indemnified Person prior to Acquiror and its officers, directors and affiliates giving notice to Seller of a Third Party Claim.
                    (ii) In case any Third Party Claim is asserted against Acquiror, and Acquiror notifies Seller thereof pursuant to Section 6.2(e)(i) above, Seller will be entitled, if it so elects by written notice delivered to Acquiror within thirty (30) days after receiving Acquiror’s notice, to assume the sole defense thereof, at the expense of Seller (independent of the Escrow Fund); provided, that (A) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief and (B) counsel selected by Seller is reasonably acceptable to Acquiror. If Seller so assumes any such defense, Seller shall conduct the defense of the Third Party Claim actively and diligently. The Seller shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Acquiror (which shall not be unreasonably withheld or delayed).
                    (iii) In the event that Seller assumes the defense of the Third Party Claim in accordance with Section 6.2(e)(ii) above, Acquiror may retain separate outside legal counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such outside legal counsel shall be at the expense of Acquiror. Each Acquiror Indemnified Person will cooperate in Seller’s defense of the Third Party Claim and will provide full access to documents, assets, properties, books and records reasonably requested by Seller and material to the claim and will make available all officers, directors and employees reasonably requested by Seller for investigation, depositions and trial.
                    (iv) In the event that Seller fails or elects not to assume the defense of Acquiror against such Third Party Claim, which Seller had the right to assume under Section 6.2(e)(ii) above, (a) Acquiror shall have the right to undertake the defense, (b) no Acquiror Indemnified Person shall compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Seller (which shall not be unreasonably withheld or delayed) and (c) Seller may retain separate outside legal counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such outside legal counsel shall be at the expense of Seller. In the event that Seller is not entitled to assume the defense of the Acquiror Indemnified Persons against such Third Party Claim pursuant to Section 6.2(e)(ii) above, Acquiror shall have the right to undertake the defense; provided, however, that no Acquiror Indemnified Person shall consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the written consent of Seller (which shall not be unreasonably withheld or delayed). In each case, Acquiror shall conduct the defense of the Third Party Claim actively and diligently, and Seller will cooperate with Acquiror in the defense of that claim and will provide full access to documents, assets, properties, books and records reasonably requested by Acquiror and material to the claim and will make available all individuals reasonably requested by Acquiror for investigation, depositions and trial.
     6.3 Indemnification by Acquiror. Prior to the Escrow Termination Date, Acquiror (and, after the Closing, Target, jointly and severally) shall indemnify, defend and hold harmless Seller and its employees, officers, directors and shareholders (hereinafter referred to individually as an “Seller Indemnified Person” and collectively as “Seller Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, expenses (including, without limitation, reasonable legal fees), claims, demands, actions, judgments and causes of action resulting, directly or indirectly, from or in connection with any claim, action, suit or investigation brought against Seller and arising from or related to the conduct of the business of Target or Acquiror after the Closing.
ARTICLE VII
GENERAL PROVISIONS
     7.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be given and will be deemed received (i) if delivered personally, when so delivered, (ii) if delivered by reputable overnight delivery service, one business day after being deposited with such service, (iii) if mailed (postage prepaid) by registered or certified mail (return receipt requested), three business days after being so mailed or (iv) if sent via facsimile upon confirmation of receipt, to the parties at the following address (or at such other address as a party as shall specify by notice):

(a) if to Acquiror, to:
The Resource Group International Limited
1700 Pennsylvania Avenue NW, Suite 560
Washington, DC 20006
Attn: Hasnain Aslam
Phone: (202) 289-9898
Fax: (202) 289-8088
with a copy to:
Orrick, Herrington & Sutcliffe LLP
Washington Harbour
3050 K Street, NW
Washington, DC 20007
Attn: Mark W. Seneca
Phone: (202) 339-8565
Fax: (202) 339-8500
(b) if to Seller to:
INX Inc.
6401 Southwest Freeway
Houston, Texas 77074
Attn: James H. Long, Chairman and Chief Executive Officer
Phone: 713-795-2000
Fax: 713-795-2001
with a copy to:
Mayer, Brown, Rowe & Maw LLP
700 Louisiana Street
Suite 3600
Houston, Texas 77002
Attn: Robert F. Gray, Jr.
Phone: 713-221-1651
Fax: 713-632-1867
     7.2 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred by the Seller or Target in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including, without limitation, all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties engaged by the Seller or Target (collectively, the “Transaction Expenses”) shall be borne by the Seller and shall not be the responsibility of Acquiror or Target.
     7.3 Remedies. Seller agrees that, in addition to all other remedies to which Acquiror is entitled, Acquiror shall have the right to enforce the terms of this Agreement by a decree of specific performance, provided Acquiror is not in material default hereunder. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
     7.4 Assignment. This Agreement shall not be assigned by operation of law or otherwise except by merger of Acquiror with and into another person or entity, by transfer by Acquiror to any affiliate or as otherwise specifically provided herein. No assignment of this Agreement will relieve the non-assigning parties of their obligations, responsibilities or liabilities hereunder.
     7.5 Amendment; Waiver. This Agreement may not be amended, modified, supplemented or terminated nor shall any waiver be effected except by a writing executed by Acquiror and Seller. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof. In addition, no waiver on the part of any party of any right, power or privilege hereunder shall operate as a waiver of any other right, power or privilege.
     7.6 Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
     7.7 Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto. This Agreement is not made for the benefit of any person not a party hereto, and no other person will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement.
     7.8 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     7.9 Adverse Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     7.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF TEXAS WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICT OF LAWS.
     7.11 Consent to Jurisdiction; Service of Process. Acquiror and Seller hereby irrevocably submit to the exclusive jurisdiction of the federal courts of the United states of America located in Houston, Texas or the courts of the State of Texas located in the City of

Houston for the purposes of any action, suit or proceeding arising out of or relating to this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby (any agrees not to commence any action relating hereto or thereto except in such courts). Each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim it may now or hereafter have that it is not subject personally to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such courts. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, postage prepaid and return receipt requested, or by personal service on such party.
     7.12 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.
     7.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument, each of which may be delivered via facsimile.
ARTICLE VIII
DEFINITIONS
     For the purposes of this Agreement, the following terms shall have the following meanings:
     “Accounts Receivable” shall mean the accounts receivable of Target, net of reserves, as reflected on the Financial Statements or on the books and records of Target as of the Closing Date.
     “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-named Person.
     “Business Day” means any day except a Saturday, Sunday or a day on which banking institutions in the State of Texas are obligated or permitted by law, regulation or governmental order to close.
     “Current Assets” means, as of any date of determination, all amounts that should, in accordance with GAAP, be included as current assets on the consolidated balance sheet of Target as of such date, including without limitation all cash, cash equivalents, marketable securities, Accounts Receivable, Notes Receivable and pre-paid expenses of Target, but shall not include federal, state and local income Taxes receivable (including the current portion of deferred Taxes) and intercompany receivables from any Affiliate of Target.

     “Current Liabilities” means, as of any date of determination, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Target, as of such date.
     “GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time.
     “knowledge” means (i) with respect to any natural person, the actual knowledge, after due and diligent inquiry, of such person or (ii) with respect to any corporation or other entity, the actual knowledge of such party’s officers, directors and other managers (and in the case of Target, the actual knowledge of Seller’s officers and directors), provided that such persons shall have made due and diligent inquiry of those employees of such party whom such officers, directors and managers reasonably believe would have actual knowledge of the matters represented.
     “material” with respect to any entity or group of entities means any event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole.
     “Material Adverse Effect” shall mean any event, change or effect that is materially adverse to the current business, financial condition or assets of the Target and its Subsidiaries taken as a whole.
     “Notes Receivable” shall mean the notes receivable of Target from customers in connection with fixed payment plans agreed between Target and such customers as reflected on the Financial Statements or on the books and records of Target as of the Closing Date.
     “Person” shall mean any individual, corporation, association, partnership, joint ventures, trust, estate, limited liability company, limited liability partnership, Governmental Authority or other entity or organization.
     “Subsidiary” shall mean any Person, whether or not existing on the date hereof, in which Target directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest or voting power of or in such Person.
     “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, profits, license, withholding, payroll, employment, excise, severance, stamp, premium, property, or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a “Tax Authority”) responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in Section 2.11(i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in Sections 2.11(i) and (ii) as a result of any express or implied obligation to indemnify any other person or as a result of being a successor or transferee of any person.

     “Tax Return” shall mean any return, statement, report or form (including, without limitation, estimated Tax Returns and reports, withholding Tax Returns and reports and information reports and returns) required to be filed with respect to Taxes.
     “Working Capital” means Current Assets as of 12:01 a.m. on the Closing Date less Current Liabilities as of 12:01 a.m. on the Closing Date, as reflected on the Closing Date Working Capital Statement or the Post-Closing Working Capital Statement, as the case may be.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Seller and Acquiror have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized all as of the date first above written.

THE RESOURCE GROUP INTERNATIONAL LIMITED
By:	/s/Hasnain Aslam
Name:	Hasnain Aslam
Title:	Executive Vice President

INX INC.
By:	/s/ James H. Long
Name:	James H. Long
Title:	Chairman and Chief Executive Officer